UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 31, 2015
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	62-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)

(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer
of Listing.
On July 31, 2015, Miller Energy Resources, Inc. (the “Company”) received formal written notice (the "Delisting Notice") from the New York Stock Exchange (the “NYSE”) that trading in the Company’s common stock (the "Common Stock"), 10.75% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") and 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock (together with the Common Stock and the Series C Preferred Stock, the "Stock") will be suspended before the market opens on July 31, 2015. The NYSE based its action under Section 802.01B of the NYSE’s Listed Company Manual (the "Manual") because the Company has fallen below the NYSE’s continued listing standard which requires listed companies to maintain an average global market capitalization of not less than $15,000,000 over a consecutive 30-day trading period.
The NYSE further informed the Company that it would apply to the Securities and Exchange Commission to delist the Stock under Exchange Act Rule 12d-2 upon the completion of all applicable procedures, including appeals. The Company does intend to appeal the NYSE determination to delist the Stock.
Also on July 31, 2015, the Company received an additional formal written notice (the "Late Filing Notice")from the NYSE that since the Company did not timely file its annual report on Form 10-K, it was in violation of Section 802.01E of the Manual and that if the Company did not file on EDGAR its annual report on Form 10-K by 2:30 pm Eastern Time August 5, 2015, the Company would be posted to the NYSE's late filer list on the Listing Standards Filing Status page on its website and an LF indicator will be appended to the Profile, Data and News pages of each class of Stock.
This Late Filing Notice also noted that the Company would normally be subject to certain late filing cure periods under Section 802.01E of the Manual, but in light of the Delisting Notice, such cure periods are irrelevant.

Item 5.02.    Departure of Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On August 4, 2015, in accordance with the terms of the Company’s shareholder-approved equity compensation plan (“Plan”), the Compensation Committee of the Company's Board of Directors elected to rescind, terminate and cancel a grant of 600,000 shares of the Common Stock to Mr. Carl Giesler, the Company’s Chief Executive Officer, and a grant of 300,000 shares of the Common Stock to Mr. Phillip Elliott, the Company’s Chief Financial Officer, each originally awarded in connection with each such person’s respective hiring. In accordance with the terms of the Plan, the shares granted to each officer were not issued by the Company, pending satisfaction of certain conditions regarding the payment of taxes on those grants which, by arrangement with the Company, were to be paid from cash bonuses otherwise payable to such officers by the Company. In light of the current state of the Company’s capital repositioning efforts, the Company has not paid and is deferring these cash bonuses and cannot at this time estimate when and whether they will be paid. As a result, the condition to the issuance of the shares to each officer was not satisfied as of August 4 and would not have been satisfied for an indeterminate period, if ever. Upon notice by each of Mr. Giesler and Mr. Elliott that the conditions to issuance may not be met, the Committee made the decision to rescind the grants.

Item 8.01.    Other Events.

On August 3, 2015, Cook Inlet Energy, LLC ("CIE"), the Company's wholly-owned subsidiary, entered into a Release and Settlement Agreement, dated July 22, 2015, with AIX Energy, LLC ("AIX"), whereby CIE and AIX settled a pending lawsuit under which AIX alleged $1,203,896.02 in damages under a certain gas sales agreement, plus interest, attorneys' fees and costs. CIE agreed to pay to AIX as complete settlement for all amounts owed a total of $875,000.00 and the parties agreed to terminate any existing agreements between them in exchange for a dismissal of the lawsuit.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2015	Miller Energy Resources, Inc.
	By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr
Chief Executive Officer